[Letterhead of Deloitte & Touche]




Independent Auditors' Consent



We consent to the use in and incorporation by reference in Registration Statement Nos. 333-46481-01, 333-46481 and 333-46481-02 of National Bank of
Canada, NB Capital Corporation and NB Finance, Ltd. on Form S-11 of the following:

1. Our Independent Auditors' Report dated February 10, 1998, relating to financial statements of NB Capital Corporation for the period August 20, 1997 (date of incorporation) to December 31, 1997, appearing in the preliminary prospectus, which is part of such Registration Statements.

2. Our Auditors' report dated February 10, 1998, relating to the financial statements of NB Finance, Ltd. for the four-month period ended December 31, 1997, appearing in the preliminary prospectus, which is part of such Registration Statements.

3. The reference to us under the heading "Experts" included in such prospectuses.



Chartered Accountants

Montreal, Canada

March 2, 1998